  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (in millions) (unaudited)

                                               Six Months Ended          Year Ended
                                                    June 30               December 31
                                               ------------------      ----------------
                                               1996        1995              1995
                                               ----        ----              ----
Income (loss) before income taxes
  and minority interest                      $(1,280)       $ 26             $  13
Less: Equity in income (loss) of
  50 percent or less owned affiliates              1           -                 2
Add: Fixed charges excluding capitalized
  interest                                       305         180               383
                                             -------        ----             -----
Earnings as adjusted                         $  (976)       $206             $ 394
                                             =======        ====             =====

Combined fixed charges and
  preferred dividends:
  Interest expense                           $   255        $ 95             $ 237
  Rental expense                                  15          10                22
  Capitalized interest                             -           -                 -
  Pre-tax earnings required to cover
    preferred dividend requirements (a)           35          75               124
                                             -------        ----             -----
Total combined fixed charges and
  preferred dividends                        $   305        $180             $ 383
                                             =======        ====             =====
Ratio of earnings to combined
  fixed charges and preferred dividends          (b)        1.14x             1.03x
                                             ======         ====             =====


(a) Dividend requirement divided by 100% minus effective income tax rate.

(b) Additional income before income taxes and minority interest of $1,281 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the six months ended June 30, 1996.